LOAN AGREEMENT

August 1, 2018

Richard N. Jeffs (the “Lender”) of 11750 Fairtide Road, Ladysmith, BC V9G 1K5, advanced CDN$10,000 (the “Principal Sum”) to Cell MedX Corp. (the “Borrower”) of 123 W. Nye Ln, Suite 446, Carson City, NV 89706. The Lender advanced the funds on August 1, 2018.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 12% per year (the “Interest”) calculated from August 1, 2018 (the “Effective Date”). The Borrower is liable for repayment of the Principal Sum, accrued Interest, and any additional costs that the Lender incurs in trying to collect the amount owed to him under the terms of this Loan Agreement.

The Borrower acknowledges that at any time, the Lender may, in his sole discretion, provide the Borrower with written instructions to convert any payment of Principal Sum, or Interest (together the “Convertible Amount”) into restricted units of common stock in the capital of the Borrower. The Convertible Amount will be converted into fully paid, non-assessable and, subject to United States securities laws, restricted units of common stock in the capital of the Borrower on the terms and at a conversion price of the then current private placement offering.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Richard N. Jeffs	Cell MedX Corp.

Per:	Per:

/s/ Richard N. Jeffs	/s/ Yanika Silina
Richard N. Jeffs	Yanika Silina, CFO

PROMISSORY NOTE

Principal Amount: CDN$10,000	August 1, 2018

FOR VALUE RECEIVED Cell MedX Corp., (the “Borrower”) promises to pay on demand to the order of Richard N. Jeffs (the “Lender”) the sum of $10,000 lawful money of Canada (the “Principal Sum”) together with the Admin Fee of CDN$500 and Interest accrued on the Principal Sum and Admin Fee calculated from August 1, 2018 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 12 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 12.68% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum, and the Interest in whole or in part at any time.

Any time prior to this Promissory Note being repaid the Lender may, in his sole discretion, provide the Borrower with written instructions to convert any payment of Principal Sum, and/or Interest into restricted units of common stock in the capital of the Borrower. Payments will be converted into fully paid, non-assessable and, subject to United States securities laws, restricted units of common stock in the capital of the Borrower (the “Conversion Units”) on the terms and at a conversion price of the then current private placement offering.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Cell MedX Corp.

Per:

/s/ Yanika Silina

Yanika Silina, CFO